Exhibit 10.1

March 1, 2023

Re: Amendment to Employment Agreement, dated as of September 13, 2021 (the “Employment Agreement”), between FTC Solar, Inc. (the “Company”) and Sean Hunkler (“you”)

Dear Sean:

As discussed between you and the Company, including the Board of Directors, you are agreeing to forego your cash bonus that was otherwise earned by you in respect of Q2, Q3 and Q4 of 2022 (as a portion of your overall bonus for 2022) under the Company’s bonus policies and as determined by the Company’s Board of Directors. In exchange, you will receive Restricted Stock Units (“RSUs”) that will entitle you to receive the Company’s Common Stock (the “Common Stock”) in accordance with the Company’s equity plan and based on the delivery terms described herein and therein. The grant date for such award is March 1, 2023. Your RSUs shall become vested in full upon grant. Shortly after vesting, the Company shall issue to you a number of shares of Company stock equal to the then-vested RSUs.

The number of RSUs granted pursuant to the foregoing paragraph will be determined as follows: (i) the applicable cash bonus earned in respect of Q2 of 2022 divided by the 30-day volume-weighted average price (VWAP) of the Company’s publicly traded stock as of the date of VWAP determination for Company bonus purposes for Q2 of 2022; (ii) the applicable cash bonus earned in respect of Q3 of 2022 divided by the 30-day volume-weighted average price (VWAP) of the Company’s publicly traded stock as of the date of VWAP determination for Company bonus purposes for Q3 of 2022; and (iii) the applicable cash bonus earned in respect of Q4 of 2022 divided by the 30-day volume-weighted average price (VWAP) of the Company’s publicly traded stock as of the date of VWAP determination for Company bonus purposes for Q4 of 2022.

Except as provided by this letter, your Employment Agreement shall remain in full force and effect and is hereby ratified and confirmed, and the execution, delivery and performance of this letter shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any party under your Employment Agreement.

This letter may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement, and shall become effective when signed and delivered by each of the Company and you. A manual signature on this letter whose image shall have been transmitted electronically will constitute an original signature, and delivery of copies of this letter by electronic transmission will constitute delivery of this letter, for all purposes.

info@ftcsolar.com 866-FTC-Solar ftcsolar.com
© 2020 FTC Solar, Inc.	DOC: 01-T-001-B

Please confirm your agreement to the above by signing and returning this letter to the Company.

Sincerely,

/s/ Jacob Wolf

Jacob Wolf

General Counsel

FTC Solar, Inc.

Acknowledged and Accepted:

By:	/s/ Sean Hunkler
Name:	Sean Hunler

info@ftcsolar.com 866-FTC-Solar ftcsolar.com
© 2020 FTC Solar, Inc.	DOC: 01-T-001-B